Exhibit 99.1
La Quinta®
PRESS RELEASE

Contact:	Tom Ward
Investor Relations
214-492-6689
LA QUINTA CORPORATION ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS
Continued Strong Results; Adjusted EBITDA Increases 44% and Exceeds Expectations
Dallas (July 28, 2005) – La Quinta Corporation (NYSE: LQI) today announced financial results for the second quarter ended June 30, 2005. The Company will hold a conference call today at 11:00 a.m. (EDT) to discuss these results and its business.
“During the second quarter, we continued the positive trends set in the first quarter,” stated Francis W. (“Butch”) Cash, chairman and chief executive officer. “Adjusted EBITDA once again exceeded our guidance as increases in average rate have led to improved margins. Both our La Quinta and Baymont brands had strong operating results and our franchising programs had an excellent quarter. In addition, we strengthened our balance sheet during the quarter to position us well as we execute our growth strategy.”
For the second quarter ended June 30, 2005, the Company reported:
•	Total revenues of $194 million, a 37% increase compared to 2004.

•	Net income of $4 million, or $0.02 per share, versus net loss of $7 million, or ($0.04) per share, in 2004.

•	RevPAR for company owned La Quinta branded hotels of $45.37, a 9% increase compared to 2004.

•	Adjusted EBITDA of $65 million, a 44% increase compared to 2004. A detailed schedule reconciling net income (loss) to Adjusted EBITDA is included in the supplemental tables.
For the six months ended June 30, 2005, the Company reported:
•	Total revenues of $367 million, a 35% increase compared to 2004.

•	Net income of $0.4 million, or $0.00 per share, versus net loss of $19 million, or ($0.11) per share, in 2004.

•	RevPAR for company owned La Quinta branded hotels of $43.37, a 9% increase compared to 2004.

•	Adjusted EBITDA of $119 million, a 45% increase compared to 2004. A detailed schedule reconciling net income (loss) to Adjusted EBITDA is included in the supplemental tables.
Operating Results
RevPAR for company owned La Quinta branded hotels increased 9% during the second quarter. The improvement was driven primarily by an average rate increase of 8%. La Quinta hotels in the Pacific Northwest and South Florida were particularly strong with RevPAR growth of over 15%. RevPAR for La Quinta owned hotels in Dallas were up only modestly and RevPAR for La Quinta owned hotels in the New Orleans market were down slightly.
RevPAR for company owned Baymont branded hotels increased approximately 8% during the second quarter. This growth rate is on par with the best year-over-year growth the brand has achieved since Baymont’s inception in 1999. Baymont’s accelerating RevPAR growth was driven primarily by an average rate increase due, in part, to the property management and reservation systems integrations completed in the first quarter.
“Our ability to improve average daily rates across our key revenue channels enabled us to generate stronger than expected flow through, despite some RevPAR weakness in early June due primarily to a slower than expected summer vacation ramp up after the Memorial Day holiday,” said David L. Rea, president and chief operating officer. “As a result, our Adjusted EBITDA margins continued to improve.”
During the second quarter, the Company added six La Quinta and three Baymont franchise hotels to its system of hotels. As of June 30, 2005, the Company had 10,775 La Quinta branded franchise rooms (132 hotels) and 8,427 Baymont branded franchise rooms (98 hotels), including one managed hotel. In addition, the Company also executed a record number of franchise agreements (36 agreements) during the quarter. “With the strong franchise pipeline we have in place,” said Mr. Cash, “we are comfortable with achieving our goal of adding 50 La Quinta and 25 Baymont franchise hotels to our system this year.”
Second Quarter Financial Results
Total revenues for the second quarter 2005 increased 37% over the second quarter 2004. Franchise fees increased 110% for the second quarter 2005. Other revenue (including healthcare interest income and restaurant rental income) decreased 19% for the second quarter 2005. The total revenue increase was primarily the result of the Baymont acquisition, a 9% increase in company owned La Quinta branded RevPAR, and an increase in franchise fees, partially offset by reduced interest income from a healthcare note receivable, which was paid off in 2004.
Net income was $4 million, or $0.02 per share, for the second quarter 2005, versus a net loss of $7 million, or ($0.04) per share, for the second quarter 2004. The improvement from 2004 to 2005 was primarily the result of the Baymont acquisition, an impairment charge of approximately $8 million in the prior year period, improved operating performance at La Quinta owned hotels, and an increase in franchise income. Second quarter 2005 financial results include net income of $1 million from 12 hotels classified as discontinued operations during the quarter.
Adjusted EBITDA for the second quarter 2005 was $65 million, a 44% increase compared to $45 million in the second quarter 2004. The increase in Adjusted EBITDA, which excludes other expense of approximately $1 million principally related to Baymont integration expenses, was primarily driven by the addition of income from the Baymont acquisition, revenue increases at company owned hotels, strong cost management as well as an increase in franchise income. Adjusted EBITDA margins improved 170 basis points year-over-year to 33.6% for the second quarter 2005, reflecting strong flow through from average rate increases and the increase in franchise fees. This strong year-over-year margin improvement occurred despite increased advertising expense to support two brands as well as the consolidation of the lower margin Baymont business when compared to prior year results. Approximately $2 million of the $4 million above-guidance performance in Adjusted EBITDA in the second quarter relates to a change in the timing of certain marketing and other general and administrative expenses that will occur in the second half of the year.
During the second quarter, the Company issued 19.4 million shares of its paired common stock for net proceeds of approximately $165 million. The proceeds of the offering are intended to be used for general corporate purposes, including for potential acquisitions of lodging properties, lodging companies and brands; hotel development and redevelopment projects; debt reduction; and/or redemption of preferred stock. At June 30, 2005, the Company had approximately $296 million in cash and cash equivalents and no borrowings under its $150 million credit facility, other than $20 million in letters of credit. The Company’s net debt (total indebtedness less cash and cash equivalents) was approximately $630 million at June 30, 2005.

Second Quarter Year-to-Date Financial Results
Revenues for the six months ended June 30, 2005 increased 35% over the same period in 2004. The total revenue increase was primarily the result of the Baymont acquisition, a 9% increase in company owned La Quinta branded RevPAR, and an increase in franchise fees, partially offset by reduced interest income from a healthcare note receivable, which was paid off in 2004.
Net income was $0.4 million for the six months ended June 30, 2005, versus a net loss of $19 million, or ($0.11) per share, for the same period in 2004. The improvement from 2004 to 2005 was primarily the result of the Baymont acquisition, an impairment charge of approximately $13 million in the prior-year period, improved operating performance at La Quinta owned hotels, and an increase in franchise income. The year-to-date financial results include net income of $1 million from 12 hotels classified as discontinued operations during the period.
Adjusted EBITDA for the six months ended June 30, 2005 was $119 million, a 45% increase compared to $82 million in the same period in 2004. The increase in Adjusted EBITDA, which excludes other expense of approximately $3 million principally related to Baymont integration expenses, was primarily driven by the addition of income from the Baymont acquisition, revenue increases at company owned hotels, strong cost management as well as an increase in franchise income.
Current Outlook
At June 30, 2005, the Company had 16 hotels classified as held for sale. Ten hotels are included in discontinued operations while six are in continuing operations as we now expect the buyer to convert the hotels to the Baymont brand. The net book value of assets held for sale is approximately $41 million. The following guidance excludes any gains or losses associated with these asset sales.
For the third quarter 2005, the Company anticipates total company owned hotel RevPAR to increase approximately 5% to 7% compared to the prior year third quarter. Total company owned hotel RevPAR for the third quarter 2005 includes Baymont results for the full quarter while the total company owned hotel RevPAR for third quarter 2004 only includes Baymont results since the acquisition on September 3, 2004. Adjusted EBITDA is anticipated to be approximately $72 million. Net income is anticipated to be approximately $8 million.
The Company is updating its full year 2005 RevPAR, net income, and Adjusted EBITDA guidance. For the full year 2005, the Company now expects approximately 5% to 7% RevPAR growth for total company owned hotels, driven primarily by rate increases. The total company owned hotel RevPAR for 2005 includes Baymont results for all four quarters while the total company owned hotel RevPAR results for 2004 only includes Baymont results since the acquisition on September 3, 2004. Adjusted EBITDA for the full year 2005 is anticipated to be approximately $238 million. This estimate excludes Baymont integration expenses of approximately $3 million. Net income for 2005 is anticipated to be approximately $2 million.
Capital expenditures for 2005 are anticipated to be approximately $120 million, which includes funding for the redevelopment of the La Quinta Arlington Convention Center property, conversions between the La Quinta and Baymont brands, corporate capital expenditures and maintenance capital expenditures for our owned Baymont and La Quinta hotels.
The franchise pipeline is strong and continues to grow with more than 110 contracts currently executed. Based on the number of franchise hotels expected to open in the second half of the year and the continued growing pipeline, the Company is comfortable with its guidance of 75 franchise openings for the year.
Additionally, the Company’s cross brand conversion initiative began earlier this month, with the opening of the La Quinta Inn & Suites-Milwaukee SW/New Berlin. This hotel was originally opened as a Baymont Inn & Suites in early 2001. The cross brand conversion initiative will introduce and expand the La Quinta and Baymont brands in new markets. The Company currently expects to complete approximately 20 conversions during the second half of the year, with the majority of these expected to be completed in the fourth quarter.
“We are still in the early stages of an industry recovery,” concluded Mr. Cash. “The industry’s and specifically our fundamentals are very strong. We remain focused on increasing shareholder value by executing against our plan of improving the profitability of our company owned hotels; expanding our fee based franchise business; and seeking new development projects and acquisitions that meet both our strategic and financial requirements.”
Conference Call and Where You Can Find Additional Information
As previously announced, at 11:00 AM (EDT) today, the Company will hold a conference call and audio webcast to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
Simultaneous with the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.LQ.com, in the Investor Relations–Webcasts section. The conference call can be accessed by dialing 800-366-7417 (International: 303-262-2137). An access code is not required. A replay of the call will be available from 1:00 PM (EDT) on July 28, 2005 through 12:59 AM (EDT) on August 5, 2005 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 11035682#. The replay will also be available in the Investor Relations–Webcasts section of the La Quinta website, www.LQ.com.
About La Quinta Corporation
La Quinta Corporation (NYSE: LQI), is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns, operates or franchises more than 590 hotels in 39 states under the La Quinta Inns, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands. For more information about La Quinta Corporation, please visit www.LQ.com.

Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives, including our franchising programs, our internet distribution initiatives and our customer loyalty programs, or otherwise) and profitability of our lodging business and franchising programs; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta and Baymont brands; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of a general economic slowdown, including decreases in consumer confidence and business spending, which may adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; acquisition-related risks; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities,” as updated by our Joint Current Report on Form 8-K filed with the SEC on May 27, 2005. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.
Historical Data of Baymont
La Quinta Corporation acquired substantially all of the assets of The Marcus Corporation’s limited service lodging division on September 3, 2004. The Marcus Corporation has provided us with a limited amount of unaudited historical operating data for the acquired properties related to certain periods prior to the acquisition by La Quinta Corporation. We have recompiled comparable property and reporting period results for Baymont from this internal, unaudited data. This data has not been audited or otherwise independently verified by the Company or its independent auditors, although the Company has no reason to believe that this data is not accurate in any material respect. As a result, we will only be disclosing approximate RevPAR changes for Baymont through the quarter ending September 30, 2005. Beginning with the quarter ending December 31, 2005, we will be able to disclose more detailed comparable operating data for Baymont.
Statement Concerning Non-GAAP Measurement Tools
The Company uses Adjusted EBITDA as a supplemental measure of the Company’s performance because we believe it gives the reader a more complete understanding of our financial condition and operating results. We use this metric to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes. Adjusted EBITDA includes adjustments for non-cash income or expenses such as depreciation, amortization and other non-cash items. Adjusted EBITDA is also adjusted for discontinued operations, income taxes, interest expense, net and minority interest (which includes preferred stock dividends of La Quinta Properties, Inc.), as well as certain cash income or expense that we believe otherwise distorts the comparability of the measure. Adjusted EBITDA is intended to show unleveraged, pre-tax operating results. The impact of investing and financing transactions, as well as income taxes, should also be considered in evaluating overall results. Adjusted EBITDA is not intended to represent any measure of performance in accordance with accounting principles generally accepted in the United States (“GAAP”) and our calculation and use of this measure may differ from our competitors. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity prepared in accordance with GAAP. A detailed schedule reconciling GAAP net income (loss) to Adjusted EBITDA is included in the attached supplemental tables.

Supplemental Schedules
Financial Results	A

Other Expense (Income)	B

Supplemental Non-GAAP Financial Data	C

Other Supplemental Information	D

Lodging Operating Statistics	E

Hotel Unit Data	F
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La Quinta Corporation
Schedule A
Financial Results
(Unaudited)

	Three months ended		Six months ended
Operating Data:	June 30,		June 30,
(In millions, except per share data)	2005	2004	2005	2004
Revenues
Hotel operations	$183.5	$134.8	$347.0	$258.1
Franchise fees	8.2	3.9	14.3	6.7
Other	2.6	3.2	5.3	6.8

Total revenues	194.3	141.9	366.6	271.6

Expenses
Direct lodging operations	80.5	62.3	158.0	121.7
Other lodging and operating expenses	24.9	18.6	47.9	36.4
General and administrative	23.7	15.7	42.2	31.9
Interest, net of interest income of $1.2, $3.0, $1.7, and $6.0, respectively	17.7	14.8	36.1	30.3
Depreciation and amortization	35.9	29.7	70.2	58.6
Impairment of property and equipment	—	7.7	—	12.7
Other expense (income)	0.6	(0.6)	2.7	(0.8)

Total expenses	183.3	148.2	357.1	290.8

Income (loss) before minority interest, income taxes, and discontinued operations	11.0	(6.3)	9.5	(19.2)
Minority interest	(4.6)	(4.6)	(9.2)	(9.2)
Income tax (expense) benefit	(3.3)	4.0	(0.9)	9.1

Income (loss) before discontinued operations	3.1	(6.9)	(0.6)	(19.3)
Income from discontinued operations, net of taxes	1.1	0.1	1.0	0.2

Net income (loss)	$4.2	$(6.8)	$0.4	$(19.1)

Per Share Data:
Income (loss) before discontinued operations	$0.02	$(0.04)	$—	$(0.11)
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss) per share — basic and assuming dilution	$0.02	$(0.04)	$—	$(0.11)

Weighted average shares outstanding
Basic	186.1	176.6	182.7	176.4
Assuming dilution	189.7	176.6	182.7	176.4
Prior period results have been reclassified to conform to current period presentation.
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La Quinta Corporation
Schedule B
Other Expense (Income)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2005	2004	2005	2004
Loss on sale of assets and related costs	$—	$0.2	$0.2	$0.2
Gain on settlement (1)	—	—	—	(0.4)
Acquisition, retirement plan and other (2)	0.6	(0.8)	2.5	(0.6)

Total other expense (income)	$0.6	$(0.6)	$2.7	$(0.8)

(1)	During the six months ended June 30, 2004, the Company settled obligations related to assets previously sold that resulted in a net gain of approximately $0.4 million.

(2)	During the three and six months ended June 30, 2005, the Company recognized expense of approximately $0.6 million and $2.5 million, respectively, primarily for integration costs related to the Baymont acquisition.

During the three and six months ended June 30, 2004, the Company recognized income of approximately $1.0 million and $1.0 million, respectively, primarily as a result of settlement of litigation related to the healthcare business and refunds of public company filing fees, partially offset by expense of approximately $0.2 million and $0.4 million, respectively, related to the termination and ongoing settlement of the La Quinta retirement plan.
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La Quinta Corporation
Schedule C
Supplemental Non-GAAP Financial Data
(Unaudited)

	Three months ended		Six months ended
Adjusted EBITDA Reconciliation	June 30,		June 30,
(In millions)	2005	2004	2005	2004
Net income (loss) (per GAAP)	$4.2	$(6.8)	$0.4	$(19.1)
Add:
Depreciation and amortization	35.9	29.7	70.2	58.6
Impairment of property and equipment	—	7.7	—	12.7
Minority interest	4.6	4.6	9.2	9.2
Income tax expense (benefit)	3.3	(4.0)	0.9	(9.1)
Interest, net of interest income of $1.2, $3.0, $1.7, and $6.0, respectively	17.7	14.8	36.1	30.3
Other expense (income) (1)	0.6	(0.6)	2.7	(0.8)
Income from discontinued operations, net of taxes(2)	(1.1)	(0.1)	(1.0)	(0.2)

Adjusted EBITDA(3)(Non-GAAP)	$65.2	$45.3	$118.5	$81.6

(1)	See attached Schedule B for details.

(2)	Income from discontinued operations includes 12 hotels during each of the three and six months ended June 30, 2005, and 8 hotels (excluding four Baymont hotels acquired in September 2004) during each of the three and six months ended June 30, 2004. The separately identifiable results of operations of the hotels have been reported as results from discontinued operations for all periods presented.

(3)	Includes approximately $1.1 million and $1.7 million of stock-based compensation (primarily amortization of restricted stock) during the three and six months ended June 30, 2005, respectively, and $0.9 million and $1.4 million during the three and six months ended June 30 2004, respectively.
Adjusted EBITDA Reconciliation (Current Outlook)
(In millions)

	Three months ended
	September 30, 2005	Full Year 2005
Net income (per GAAP)	$8	$2
Add:
Depreciation and amortization	38	146
Minority interest	5	18
Income tax expense	5	1
Interest, net	17	70
Other expense	—	3
Income from discontinued operations, net of taxes	(1)	(2)

Adjusted EBITDA (Non-GAAP)	$72	$238

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La Quinta Corporation
Schedule D
Other Supplemental Information
(Unaudited)

	Three months ended		Six months ended
Capital Expenditures	June 30,		June 30,
(In millions)	2005	2004	2005	2004

Capital expenditures	$17.4	$20.2	$26.2	$28.8

Selected Balance Sheet Data	June 30,	December 31,
(In millions)	2005	2004
		(Audited)

Property and equipment, net	$2,377.4	$2,432.1
Cash and cash equivalents (A)	295.5	103.3
Total assets	2,971.1	2,811.8
Total indebtedness (B)	925.6	925.6
Total liabilities	1,206.8	1,218.2
Minority interest (C)	203.8	203.9
Total shareholders’ equity (D)	1,560.5	1,389.7
Net debt to total capitalization
Equal to (B-A)/(D+C+B-A)	26%	34%
Debt Maturity Schedule
(In millions)

Year	June 30, 2005
2005	$116.0
2006	20.0
2007	210.0
2008	50.0
2009	—
2010 and thereafter	529.6

Total debt	925.6
Less: Cash and cash equivalents	(295.5)

Net debt	$630.1

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La Quinta Corporation
Schedule E
Lodging Operating Statistics
(Unaudited)

	Three months ended			Three months ended
	June 30, 2005			June 30, 2004			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR
Comparable Owned Hotels (1)
La Quinta Inns	69.2%	$59.24	$41.00	68.7%	$55.70	$38.29	0.5 pts	6.4%	7.1%
La Quinta Inn & Suites	75.9%	$71.63	$54.36	75.3%	$65.88	$49.57	0.6 pts	8.7%	9.7%
Sub-total (La Quinta comparable owned)	71.1%	$63.07	$44.87	70.6%	$58.84	$41.56	0.5 pts	7.2%	8.0%
Baymont Inn & Suites(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Comparable Owned Hotels	71.1%	$63.07	$44.87	70.6%	$58.84	$41.56	0.5 pts	7.2%	8.0%
Total Company Owned Hotels(3)
La Quinta Inns	69.2%	$59.24	$41.00	68.7%	$55.87	$38.39	0.5 pts	6.0%	6.8%
La Quinta Inn & Suites	75.8%	$73.33	$55.55	75.3%	$65.88	$49.57	0.5 pts	11.3%	12.1%
Sub-total (La Quinta owned)	71.2%	$63.74	$45.37	70.6%	$58.93	$41.60	0.6 pts	8.2%	9.1%
Baymont Inn & Suites(2)	67.6%	$55.45	$37.46	N/A	N/A	N/A	N/A	N/A	N/A
Total Company Owned Hotels(3,4)	70.3%	$62.46	$43.93	70.6%	$58.93	$41.60	(0.3) pts	6.0%	5.6%
System Wide Hotels(5)
La Quinta Inns	68.7%	$60.90	$41.81	67.5%	$56.55	$38.19	1.2 pts	7.7%	9.5%
La Quinta Inn & Suites	74.6%	$73.79	$55.03	73.9%	$66.81	$49.37	0.7 pts	10.4%	11.5%
Sub-total (La Quinta system wide)	70.6%	$65.47	$46.25	69.6%	$60.01	$41.74	1.0 pts	9.1%	10.8%
Baymont Inn & Suites(2)	64.8%	$59.10	$38.29	N/A	N/A	N/A	N/A	N/A	N/A

	Six months ended			Six months ended
	June 30, 2005			June 30, 2004			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR
Comparable Owned Hotels (1)
La Quinta Inns	65.7%	$58.95	$38.76	65.6%	$55.38	$36.31	0.1 pts	6.4%	6.7%
La Quinta Inn & Suites	74.2%	$72.22	$53.59	72.6%	$66.24	$48.07	1.6 pts	9.0%	11.5%
Sub-total (La Quinta comparable owned)	68.2%	$63.14	$43.05	67.6%	$58.76	$39.71	0.6 pts	7.5%	8.4%
Baymont Inn & Suites(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Total Comparable Owned Hotels	68.2%	$63.14	$43.05	67.6%	$58.76	$39.71	0.6 pts	7.5%	8.4%
Total Company Owned Hotels(3)
La Quinta Inns	65.7%	$58.95	$38.76	65.5%	$55.52	$36.39	0.2 pts	6.2%	6.5%
La Quinta Inn & Suites	73.7%	$73.45	$54.17	72.6%	$66.24	$48.07	1.1 pts	10.9%	12.7%
Sub-total (La Quinta owned)	68.1%	$63.65	$43.37	67.6%	$58.83	$39.74	0.5 pts	8.2%	9.1%
Baymont Inn & Suites(2)	63.4%	$55.16	$34.99	N/A	N/A	N/A	N/A	N/A	N/A
Total Company Owned Hotels(3,4)	67.0%	$62.34	$41.78	67.6%	$58.83	$39.74	(0.6) pts	6.0%	5.1%
System Wide Hotels(5)
La Quinta Inns	65.1%	$60.31	$39.27	64.3%	$55.90	$35.92	0.8 pts	7.9%	9.3%
La Quinta Inn & Suites	72.1%	$73.37	$52.90	70.5%	$66.53	$46.92	1.6 pts	10.3%	12.7%
Sub-total (La Quinta system wide)	67.4%	$64.97	$43.82	66.2%	$59.48	$39.40	1.2 pts	9.2%	11.2%
Baymont Inn & Suites(2)	59.8%	$58.42	$34.90	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Excludes hotels undergoing redevelopment or brand conversions, as well as hotels reported in discontinued operations.

(2)	Represents statistics for Baymont Inn & Suites acquired on September 3, 2004.

(3)	Excludes hotels reported in discontinued operations.

(4)	Includes statistics for seven Woodfield Suites and one Budgetel property acquired on September 3, 2004 and two hotels acquired on December 9, 2004.

(5)	Includes all company owned, franchised, and managed hotels, but excludes hotels reported in discontinued operations.

La Quinta Corporation
Schedule F
Hotel Unit Data
(Unaudited)

Hotel and Room Count Data	As of June 30, 2005		As of June 30, 2004
	Number of Hotels	Number of Rooms	Number of Hotels	Number of Rooms
Comparable Hotels (1)
La Quinta Inns	190	24,656	190	24,681
La Quinta Inn & Suites	75	10,067	75	10,067
Baymont Inn & Suites(2)	—	—	—	—
Total Comparable Hotels	265	34,723	265	34,748

Company-Owned (3)
La Quinta Inns	190	24,656	191	24,819
La Quinta Inn & Suites	77	10,565	75	10,067
Baymont Inn & Suites(2)	85	8,732	—	—
Other(4)	10	1,241	—	—
Total Company Owned Hotels	362	45,194	266	34,886
Franchised/Managed Hotels
La Quinta Inns	68	5,662	54	5,338
La Quinta Inn & Suites	64	5,113	53	4,274
Baymont Inn & Suites(2)	98	8,427	—	—
Total Franchised/Managed Hotels	230	19,202	107	9,612
Total System Hotels(5)	592	64,396	373	44,498

(1)	Excludes hotels undergoing redevelopment or brand conversions, as well as hotels reported in discontinued operations.

(2)	Represents statistics for Baymont Inn & Suites acquired on September 3, 2004.

(3)	Excludes hotels reported in discontinued operations.

(4)	Represents statistics for seven Woodfield Suites and one Budgetel property acquired on September 3, 2004 and two hotels acquired on December 9, 2004.

(5)	Includes all company owned, franchised, and managed hotels, but excludes hotels reported in discontinued operations.